Exhibit 99.1


[GRAPHIC OMITTED]




CONTACT:                        -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                         The Equity Group Inc.
Robert K. Lifton                                Adam Prior       (212) 836-9606
Chairman & CEO                                  Devin Sullivan   (212) 836-9608
(212) 935-8484

                MEDIS TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

NEW YORK, NY - AUGUST 4, 2005 - MEDIS TECHNOLOGIES LTD. (NASDAQ:MDTL) reported financial results today for the second quarter and six months ended June 30, 2005. For the quarter ended June 30, 2005, the net loss was $3,745,000, or $.14 per share, based on 27,304,890 weighted average shares, compared to a net loss of $3,363,000, or $.13 per share, based on 26,206,147 weighted average shares, for the quarter ended June 30, 2004. For the six months ended June 30, 2005, the net loss was $8,713,000, or $.32 per share, based on 27,197,012 weighted average shares, compared to a net loss of $6,604,000, or $.25 per share, based on 26,043,563 weighted average shares, for the six months ended June 30, 2004. During both the quarter and six months ended June 30, 2005, the Company continued to substantially increase funding of its fuel cell technologies as it refines its Power Pack products and prepares for commercial production.

"Consistent with our expectations, total cash used for the quarter was $5,150,000. This total represented cash used in operating activities of $4,395,000 and cash used for capital expenditures of $755,000," said Robert K. Lifton, Chairman and CEO of Medis Technologies. "We expect cash outlays to start increasing in the last quarter of this year as we start funding for building a fully automated production line capable of producing 1.5 million Power Packs a month. During this past period, we have been working closely with Celestica, who have provided valuable design services for our semi-automated line scheduled to be in place at the end of this year, which is expected to be capable of producing 20,000 to 30,000 Power Pack units per month. In addition, together with our Medis team, Celestica has been engaged in choosing the prime vendor for building the fully automated line. As previously announced, we have also selected Celestica to supervise construction of this line and when it is completed, to manage it for us. These past few weeks have seen great progress towards our goals in two areas: availability of funds to carry out our program and an important purchase order for our Power Packs from ASE International - one of our distributors.

With the announced placement of senior convertible notes due in 2010 in the total amount of $49 million, we have greatly increased our financial ability to build an automated line and carry out our plans for selling Power Packs. Applying the cash on hand at the end of this past quarter and giving effect to the net proceeds from the financing, cash available, together with potential proceeds from in-the-money options and warrants (though there is no assurance that they will be exercised) and our unused bank line total about $74 million, which we believe accommodates our production and marketing program.

The first purchase order from ASE International provides a running start towards selling the production capacity from our planned fully automated line. In giving us this order, ASE acknowledges its desire to ensure that it will have the Power Pack products it wants for the broad customer base with 60,000 doors it has relationships with directly and through its affiliate Sheralven. For us it is a valuable first step, not only in the size of the order but in bringing to the attention of potential customers that the best way to ensure that they get the share of our first production capability that they would like, is to give us an early order. We have already delivered the newest version of the Power Pack to our distributors and this month will be delivering units to major mobile operators both in the United States and Europe that they can demonstrate to their potential customers, particularly in the enterprise market. Our goal is to receive further orders that will enable us to sell out the entire first line and start to plan for a second production line."

Mr. Lifton continued, "Let me also note how pleased we are with the new Power Pack units we are demonstrating. They are far more advanced and much smaller and lighter than earlier models and already reflect desirable elements of a final product. The final iteration which is planned to be ready by November 2005 will be even smaller and lighter than this with more advanced design features. We have received different design ideas from professional designers and are also planning an international design contest with the view of creating a product which is not only highly functional but "aspirational." By that I mean a product that will appeal to a broad audience both for the power it offers and for the sleek, cool design that makes it a must have product for anyone who is part of today's high tech, `with it' world."

Mr. Lifton concluded, "In sum, we have a fully operational Power Pack working product that we believe no one else in the world can match in performance, size, weight and cost. We have the relationships in place that will enable us to develop production capability for large quantities at a very low cost. New developments in the portable device market continue to increase the need for products like our Power Pack to provide power. We already have the first valuable purchase order and have meetings in place with potential customers and the opportunity to get more orders. And we have financial resources to carry out our program. This is surely the most positive time in the history of our company."

Management will also conduct a conference call on Thursday, August 4, 2005 at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 888-743-9491 (Domestic) or 706-679-0886 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call. A recorded replay of the call will be available until 11:59 p.m. Eastern Time on Thursday, August 11, 2005. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 8024466 for the replay.


Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.
Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE SUCCESSFUL COMPLETION OF PRODUCT DEVELOPMENT, THE SUCCESS OF PRODUCT TESTS, COMMERCIALIZATION RISKS, AVAILABILITY OF FINANCING AND RESULTS OF FINANCING EFFORTS. FURTHER INFORMATION REGARDING THESE AND OTHER RISKS IS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

                                       ###

                                (Table to follow)

--------------------------------------------------------------------------------
MEDIS TECHNOLOGIES LTD.
SUMMARY OF RESULTS
                                         JUNE 30, 2005

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(See notes below)
--------------------------------------------------------------------------------


              STATEMENTS OF                             THREE         THREE          SIX           SIX
                                                        MONTHS        MONTHS        MONTHS        MONTHS
              OPERATIONS DATA                           ENDED         ENDED         ENDED         ENDED
                                                       JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,
                                                         2004          2005          2004          2005
                                                     -----------   -----------    -----------   -----------
                                                     (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)

R&D costs, net                                          $ 2,125       $ 2,550       $ 4,043       $ 6,290
SG&A expenses                                             1,225         1,192         2,555         2,441
Amortization of Intangible assets                            52            52           104           104
                                                     -----------   -----------    -----------   -----------
   Operating loss                                        (3,402)       (3,794)       (6,702)       (8,835)
Other income, net                                            39            49            98           122
                                                     -----------   -----------    -----------   -----------
   Net loss                                             $(3,363)      $(3,745)      $(6,604)      $(8,713)
                                                     ===========   ===========    ===========   ===========

Net loss per share -   basic and diluted                 $ (.13)       $ (.14)       $ (.25)       $ (.32)
                                                     ===========   ===========    ===========   ===========

     Weighted-average common shares used
     in computing basic and diluted net
     loss per share                                      26,206        27,305        26,044        27,197

                                                     ===========   ===========    ===========   ===========



                                       DECEMBER 31,       JUNE 30,
SELECTED BALANCE SHEET DATA                2004             2005
                                     ----------------------------------
                                                         (UNAUDITED)

Cash and cash equivalents                    $ 15,758          $10,263
Working capital                                12,721            8,590
Property and equipment, net                     3,493            4,472
Goodwill and intangible assets, net
                                               58,877           58,773
Total assets                                   79,773           75,844
Long-term liabilities                           2,386            2,470
Stockholders' equity                           73,863           70,588

NOTES

On July 26, 2005, the Company completed an offering of $38 million aggregate principal amount of 6% Senior Convertible Notes due 2010 in a private placement, less initial purchaser's fee and issuance costs aggregating approximately $2.7 million. Interest on such notes is payable quarterly. The notes were issued at par. The notes will not have the benefit of any sinking fund and are convertible prior to maturity or redemption into shares of the Company's common stock at a conversion rate of 57.8035 shares per $1,000 principal amount of notes (or an initial conversion price of $17.30 per share) subject to adjustment, which is in excess of 10% of the conversion value by reference to the closing price of the Company's common stock on July 21, 2005, the day the notes were priced. The notes are callable by the Company after two years if the closing price of the Company's stock for at least 20 trading days within a period of 30 consecutive trading days immediately prior to the notification date of such redemption exceeds $27.68, subject to adjustment. The Company also granted to the initial purchaser an option to purchase and sell an additional $7 million aggregate principal amount of notes for a thirty-day period commencing on July 21, 2005 (the "Option"), for a total of up to $45 million aggregate principal amount of notes.

On August 2, 2005, the Company completed an offering of an additional $11,000,000 aggregate principal amount of 6% Senior Convertible Notes due 2010. Of such amount, $7,000,000 aggregate principal amount of Notes were issued pursuant to the exercise of the Option (the "Option Sale"). The remaining $4,000,000 aggregate principal amount of Notes were issued and sold directly to a group of affiliated investors in a private placement (the "Concurrent Sale"). The Company received net proceeds of approximately $6,620,000 upon the consummation of the Option Sale and approximately $3,920,000 upon the consummation of the Concurrent Sale. The entire $49 million aggregate principal amounts of notes are one issue.

On July 28, 2005, the Company announced that ASE International, which is a distributor focusing on drugstores, convenience stores, department stores and airport and duty free shops, has issued to the Company a purchase order totaling over $57 million for delivery of 200,000 Power Packs a month for the first year of availability from the Company's production and 400,000 Power Packs a month from the second year of production. The Company will not derive any revenues under the purchase order unless and until it commences large-scale manufacturing of the Power Pack, which is expected to commence during the last quarter of 2006.

In April 2005, the Company issued 83,543 shares of its common stock in a private placement to an accredited investor for proceeds of approximately $1,000,000.

In January 2005, the Company issued 50,000 shares of its common stock in a private placement to an accredited investor for proceeds of approximately $700,000.

From January 1 through June 30, 2005, the Company issued 262,000 shares of its common stock pursuant to the exercise of stock options granted under its 1999 Stock Option Plan, as amended (including 150,000 shares exercised by the Company's Chief Executive Officer and its President), for aggregate proceeds of approximately $2,291,000 (of which $358,000 were received subsequent to June 30, 2005).

From January 1 through June 30, 2005, the Company issued 119,684 shares of its common stock pursuant to the exercise of warrants (including 65,000 shares exercised by a corporation beneficially owned by the Company's Chief Executive Officer and its President), at exercise prices ranging from $5.41 to $9.60 per share, for aggregate proceeds of approximately $1,148,000.

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements ("interim statements") as of June 30, 2005. The interim statements should be read in conjunction with the Company's annual financial statements as of December 31, 2004 and the year then ended, together with the accompanying notes.

                                       ###